Exhibit 99.1
Current Business Information
Quarter-To-Date
February 21, 2006

	January 2006
	% Change
	vs.
	Prior Year	Commentary
Consolidated Sales	17	Growth across all three business segments.
Electronics Sales	3	Specialty material volumes continue to
3 Mo Rolling Avg**		increase. On-site/pipeline business higher
		as well. Electronic sales were up 15%
		excluding equipment.
EPI On-site/Pipeline Volume	7	HyCO volumes up 12%.
Asia Liquid/Bulk Volume	13	Good growth, albeit a bit below recent
		trend due to the Lunar New Year holidays.
North America Gases:
Liquid/Bulk Volume	1	LOX/LIN, LAR and LHe volumes all up 6-7%.
		LHY volumes improved sequentially, but we
		were still limited by Katrina and the
		delayed restart of feedstock supply in
		Sarnia.
LOX/LIN Price	10	Pricing programs and surcharges.
Europe Gases:
Liquid/Bulk Volume	6	Good growth driven by Isle of Grain, UK
		and strength on the northern continent.
Cylinder Volume	2	One additional workday this year.
LOX/LIN Price	1
Chemical Sales Volume:	(3)
Performance Volume	3	Surfactants and Polyurethane Chemical
		volumes strong. Emulsions volumes up
		modestly. Continued weakness in Asia
		epoxy additives.
Intermediates Volume	(11)	Polyurethane Intermediates volumes flat
		YOY as lower DNT demand is being offset by
		increased TDA activity. Methyls and
		Higher Amines both lower versus prior
		year.

** Three month rolling average; excludes Liquid/Bulk revenues and equity affiliate revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales volumes and prices are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence earnings.